Exhibit 10.3

Confidential

THIS AGREEMENT is dated 13 March 2017 and is made

BETWEEN:

(1)CHAUCER UNDERWRITING SERVICES LIMITED of Plantation Place, 30 Fenchurch Street, London EC3M 3AD (the Company); and

(2)Johan G. Slabbert of [XX] (the Employee).

WHEREAS:

(A)The Employee asserts various claims against the Company arising out of the termination of the Employment including but not limited to wrongful dismissal and unfair dismissal.

(B)The Employee and the Company have entered into this Agreement to record and implement the terms on which they have agreed to compromise and settle such claims and any other claims which the Employee may have in connection with the Employment, or the Employment Contract or their termination, his directorships or their termination, or otherwise against the Company and/or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents and whether or not the claims are, or could be, in the contemplation of the parties at the time of signing the Agreement including, in particular the statutory complaints which the Employee raises in the Agreement.

(C)The Company is entering into the Agreement for itself and as agent for all its Group Companies and is duly authorised in that behalf and without any admission of liability.

(D)The parties intend this Agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation.

IT IS AGREED as follows:

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1.Definitions and Interpretation

Definitions

1.1In this Agreement references to specific clauses are references to clauses in this Agreement unless otherwise stated and:

Certificate has the meaning given in clause 3.5.

Employment means the Employee’s employment with the Company the terms of which are set out in the Employment Contract.

Employment Contract has the meaning given to that term in clause 2.1.

Group Company means any holding company or parent undertaking for the time being of the Company or any subsidiary or subsidiary undertaking for the time being of the Company or of any such holding company or parent undertaking (for which purpose the expressions “holding company” and “subsidiary” shall have the meanings ascribed thereto by section 1159 Companies Act 2006 and the expressions “parent undertaking” and “subsidiary undertaking” shall have the meanings ascribed thereto by Section 1162 Companies Act 2006).

Lloyd’s means the Corporation of Lloyd’s of London.

PAYE Regulations means the Income Tax PAYE Regulations 2003 (as amended, extended or replaced from time to time).

Pension Scheme means the Chaucer Pension Scheme.

Severance Payment has the meaning given to that term in clause 3.1.

Termination Date has the meaning given to that term in clause 2.1.

1.2The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4A reference to one gender includes a reference to other genders.

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1.5Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6The schedules to this Agreement form part of (and are incorporated into) this Agreement.

1.7References herein to officers, directors, trustees, shareholders, employees or agents of the Company or any Group Company shall include past, present and future officers, directors, trustees, shareholders, employees or agents of the Company or any Group Company.

2.Termination

2.1The Employee’s Employment with the Company as Chief Executive Officer under the terms of the Employment Contract a true copy of which is appended to this Agreement as Schedule 2 terminated on 20 February 2017 (the Termination Date) by reason of redundancy.

2.2The Employee shall be paid any outstanding salary and contractual benefits which have accrued up to and including the Termination Date, less all deductions the Company is required to make.  The parties agree that the Employer will pay a sum in respect of 9 days accrued but untaken holiday less all deductions the Company is required to make.  The Employee agrees and acknowledges that save as provided for in this Agreement he has no outstanding entitlement to any benefits (including any bonus or other short or long-term compensation) including between the Termination Date and the date of the Agreement.

2.3The Company will pay the Employee all outstanding expenses properly and legitimately incurred on behalf of the Company in the proper performance of the Employee’s duties to the Termination Date on production of appropriate invoices and receipts in accordance with normal Company policy provided that such claims are submitted within 7 days of the Termination Date.

3.Severance Payment

3.1Subject to and conditional on the Employee entering into and complying with the terms and obligations under this Agreement (and the warranties given by the Employee in this Agreement being true and accurate), and receipt by the Company of the Certificate, the Company shall pay to the Employee (without admission of liability) the sum of £892,445, plus an amount to be determined at a later date as described in clause 3.2(d)  (collectively, the Severance Payment) less all deductions the Company is required to make in accordance with clause 3.3 and 3.4.

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3.2The Severance Payment is made up as follows:

(a)£320,500 (less such deductions the Company is required to make) payment in lieu of notice pursuant to the Employment Contract;

(b)£381,920 (less such deductions the Company is required to make) in respect of the 2016 Chaucer Annual Bonus Scheme.

(c)£186,825 (less such deductions the Company is required to make) in respect of the Company's 2014 Long Term Incentive Plan.

(d)An amount equal to 63.1% (less such deductions the Company is required to make) of the amount the Employee otherwise would have received under his awards granted pursuant to the 2015 Long-Term Incentive Plan had he remained employed by the Company throughout the full vesting period and had the full performance period been completed, payable in cash in accordance with the level of performance actually achieved and with the share value being determined based upon its then current value and converted from U.S. dollars to U.K Pounds Sterling in each case at the values and exchange rates determined by the Company in good faith and consistent with past practices.

(e)£3,200 (less deductions the Company is required to make) in respect of compensation for loss of office (including the Employee’s statutory redundancy payment of £2,156).

3.3The Severance Payment shall be subject to any deductions the Company is required by law to make. The parties believe, although the Company gives no warranty, that the payment described in subclause 3.2(e) above will be paid without any deductions. The remainder of the Severance Payment will be subject to deduction for income tax in accordance with PAYE Regulations and primary class 1 National Insurance Contributions (where applicable).

3.4Any further liability to tax on the Severance Payment and on any other benefits provided to the Employee pursuant to this Agreement shall be the Employee’s alone.

3.5The Severance Payment referred to in clauses 3.2 (a) and (e) above shall be paid on the first available payroll date of the Company following the later of the Termination Date and receipt by the Company of this Agreement signed by the Employee and the Certificate signed by the Adviser (see clause 15.1) in the form set out in Schedule 5 provided that

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such payroll date falls at least 5 working days after such receipt.  Provided the Employee has complied with all of his representations, warranties and covenants, the payment described in clause 3.2(b) shall be paid in two equal instalments in April 2017 and January 2018; the payment provided in clause 3.2(c) shall be paid in April 2017; and the payments provided in clause 3.2(d) shall be paid in April 2018, in each case provided and conditional upon the Employee having complied in all respects with the terms of this Agreement and in particular clauses 8 and 9 of this Agreement.

4.Insurance

4.1Subject to and conditional on the Employee entering into and complying with the terms and obligations under this Agreement (and the warranties given by the Employee in this Agreement being true and accurate) and receipt by the Company of the Certificate as further compensation for loss of employment and without any admission of liability whatsoever, the Company shall from the Termination Date until 1 June 2017 continue to provide for the Employee private medical insurance on the terms and conditions subsisting on the Termination Date.

4.2If any scheme provider (including but not limited to any insurance company) refuses for any reason to provide any benefits to the Employee, the Company shall not be liable to provide any such benefits itself or any compensation in lieu thereof.

4.3Such provision of these benefits will be subject to the rules of the relevant schemes as varied from time to time and provided that the Employee is not entitled to receive equivalent benefits from another source.  The Employee undertakes to inform the Company as soon as the Employee becomes entitled to receive equivalent benefits from another source.

5.Pension

5.1Subject to and conditional on the Employee entering into and complying with the terms and obligations under this Agreement (and the warranties given by the Employee in this Agreement being true and accurate) the Company will, without any admission of liability whatsoever, subject in all other respects to the provisions of the governing documentation of the Pension Scheme as they apply from time to time, pay as soon as reasonably practicable £43,400 into the Pension Scheme to provide additional benefits to or in respect of the Employee.

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5.2Any charge (including, without limitation, tax charges, unauthorised payment charges and scheme sanction charges) which becomes payable as a result of the payment of such additional benefits shall be paid by the Employee or deducted from the benefits payable prior to any payment to the Employee. The payment of benefits shall be subject in all other respects to the rules of the Pension Scheme.

6.Tax indemnity

6.1The Company makes no warranty as to the taxable status of the Severance Payment and benefits provided pursuant to this Agreement, including, without limitation, the tax treatment of any payments made pursuant to clause 3.2(e), and accordingly the Employee undertakes that if the Company or any of its Group Companies is called upon to account to HM Revenue & Customs or similar authority in any other jurisdiction for any income tax, employees’ National Insurance contributions, social security or similar liabilities, interest and/or penalties thereon arising in respect of the payments made and benefits provided under this Agreement, other than the income tax deducted under clause 3 (such income tax, National Insurance contributions, interest and/or penalties referred to in this Agreement as the “excess tax”), and if the Company or any other company pays the excess tax to the HM Revenue & Customs or similar authority in any jurisdiction, the Employee will, at the written request of such company immediately pay to such company an amount equal to the excess tax (on an after-tax basis) provided always that this indemnity shall not apply to any penalties or interest which arise as a result of any unreasonable delay of the Company (and provided the Employee has not contributed to, or caused the default in any way).

7.Resignation of offices

Resignation of Offices

7.1 The Employee shall immediately resign as a director of the Company and any of its Group Companies of which he is a director and from any other offices which he holds in the Company and any of its Group Companies by delivering to the Company a letter of resignation in accordance with the draft annexed in Schedule 3, such resignations to take effect from the Termination Date.

7.2The Employee shall immediately do all such acts and things as the Company may require to effect the resignations pursuant to clause 7.1 above.

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8. Secrecy

8.1The Employee undertakes that he will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Company or any of its Group Companies or any of its or their officers, trustees, directors, shareholders, employees or agents.

8.2Whilst the Employee acknowledges that the terms of this Agreement must be disclosed to, and filed with, the U.S. Securities and Exchange Commission (the SEC) and will become a matter of public record (and may be described in a public proxy statement), otherwise both the Employee and the Company agree to keep the terms on which Employee’s Employment is terminated and all discussions and other correspondence on this subject strictly confidential and agree not to disclose, communicate or otherwise make public the same to anyone (save to professional advisers, immediate family (in Employee’s case), relevant tax authorities and otherwise as may be required to be disclosed by law or regulatory authorities, or as ordered by a court of competent jurisdiction) and shall require that anyone to whom such disclosure is made keeps the matter confidential, save and except that the Company may publish a press release and a notice to staff and others regarding the leadership transition at the Company.

8.3The Employee agrees not to make or cause to be made (directly or indirectly) any statement to the media concerning the Employment or its termination or the Employee’s resignation from the Company or Group Company directorships or other offices without the prior written consent of the Company (or as may be required by law).  The Employee also agrees to update any entry on any social networking site to reflect the fact the Employment and the directorships and other offices have terminated.

8.4The Employee agrees not to conduct himself in any way which is inconsistent with having surrendered his authority, whether in matters of the internal administration of the Company or any other Group Company or externally.  The Employee will not represent himself as being employed by, or connected in any way with the Company or any other Group Company following the Termination Date.

8.5Nothing in this clause shall prevent the Employee from making a protected disclosure under section 43A of the Employment Rights Act 1996 or to the SEC or other U.S. governmental or regulatory authority, and nothing in this clause shall prevent the Company from making such disclosure as it is required by law to make.

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9.Confidential Information and Covenants

Confidential Information

9.1In accordance with the Employment Contract, the Employee undertakes not to divulge to any person, or commercially make use of, for his own benefit or purposes or for the benefit or purpose of any other person, firm, corporation, company, association or business entity, any trade secrets or Confidential Information (including but not limited to terms of contracts or arrangements (including compensation arrangements with officers and employees, or with brokers, coverholders, reinsurers or others), existing and potential projects, financial information regarding customers, clients or suppliers, disputes, business development and/or marketing programmes and plans) belonging to or which relate to the affairs of the Company or any Group Company or any of its customers, brokers, agents, coverholders, reinsurers, clients or other suppliers.

Covenants

9.2The Employee also confirms that the restrictive covenants contained in clauses 17.2(a) (as modified per clause 9.3 below), 17.2(e), (f), (g) and (h) of the Employment Contract expressed to have ongoing effect past the Termination Date shall remain in full force and effect notwithstanding the termination of the Employment and the Company confirms that it hereby waives the covenants contained in clauses 17.2(b) to (d) inclusive of the Employment Contract provided the Employee complies with all other terms of this Agreement.

9.3Clause 17.2 (a) of the Employment Contract shall be modified by adding at the end thereof the following clause: “; provided, however, that this provision shall only be deemed to apply to you if such entity (i) is a Lloyd’s managing agency (or a service company thereof); or (ii) is a holding company of which it, any direct or indirect parent company thereof or any direct or indirect subsidiary of such holding company or parent company, derives fifty percent (50%) or more of its revenues from one or more Lloyd’s managing agencies (or service companies thereof), (unless, in the case of subclause (ii), Employee’s responsibilities are entirely and demonstrably unrelated to the business of a Lloyd’s managing agency or service company).”  For the avoidance of doubt, nothing in clause 17.2 of the Employment Contract shall prohibit Employee from employment by Lloyd’s, the Lloyd’s Market Association or the London Market Group (provided all other covenants to which Employee is bound are observed).

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9.4Nothing in this clause 9 shall prevent the Employee from making a protected disclosure in accordance with the Public Interest Disclosure Act 1998 provided that the disclosure is made in accordance with the provisions of that Act.

10.Company property

10.1The Employee represents and confirms that he has returned on or before the Termination Date to the Company without modification all property belonging to the Company or any Group Company in satisfactory condition which is in his possession, custody or under his control, including but not limited to keys, security pass, credit or charge cards, equipment, blackberry or other device, laptop and printer, records, correspondence, documents, files and other information of any description (whether originals, copies or extracts) belonging or licensed to the Company or any of its Group Companies

10.2Notwithstanding the foregoing, the Employee warrants that he has not retained any copies and that he has deleted irretrievably from any non-Company devices and shall not retain, will not retain access to and shall not hold any documents, software, disks including all back up disks, and copies thereof or other media (including such systems (including “cloud” storage systems) and data storage services provided by third parties) which contain confidential and/or proprietary information in relation to the business of the Company and/or any Group Company and/or any of their customers, suppliers or other business/trading partners and which belong to the Company and/or any Group Company including, but not limited to, all product information, technical information, legal information, financial information, customer and supplier data base information, company marketing, promotional and sales lead information and information containing details of relating to the requirements of customers, suppliers and/or business/trading partners.

10.3If, after the date of their Agreement, the Employee discovers that, notwithstanding the terms of this clause 10, he does retain any property, he will return it forthwith.

10.4In addition the Employee will provide the Company with all necessary information and access as will allow such person as the Company may determine to access any computer equipment owned by the Employee, Company or any Group Company and used by the Employee to enable any Group Company to verify, and if necessary take steps to ensure compliance with this clause 10.

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11.Reference

11.1The Company agrees to provide to the Employee and to any prospective employer requesting the same a written reference in the form of Schedule 4 to this Agreement subject always to the Company’s compliance with its regulatory or other obligations to third parties relating to the giving of references and the Company will not directly or indirectly make any statements or comments (whether written or oral) inconsistent with the said reference provided always that, (i) any request for a reference is directed to Karen Reid (or if relevant her successor from time to time); and (ii) should the Company or any Group Company obtain information after the date of this Agreement, the facts of which would have amounted to a fundamental breach of the terms of the Employment Contract by the Employee and as a result of which the Company would not have agreed to provide a reference in the form of Schedule 4, the Company will inform the Employee, and may decline to give a reference in the form in Schedule 4 or give an alternative reference. (For the avoidance of doubt, the Company reserves the right to make such disclosures as are required by law or regulatory requirement, notwithstanding that such disclosures may deviate from the terms of the reference set out in Schedule 4).

12.Breach of Agreement and compensation payable to the Employee

12.1The Employee acknowledges that the Company has agreed to the terms of this Agreement in reliance on the representations, warranties and covenants in this Agreement (including, without limitation those set out in clause 15 below) and that, in the event of any breach of the representation, warranties or covenants (including, in particular, those set forth in clauses 8 and 9)(and without prejudice to any other remedy which the Company may have), (i) that part of the payment which is equal to the losses incurred by the Company as a result of such breach (or, if the losses to the Company exceed the payments made, the entire amount) must be repaid to the Company immediately and will be recoverable by the Company as a debt, and (ii) any amounts otherwise payable under clauses 3.2 (b), (c) or (d) shall be forfeited.

12.2The Employee further agrees, and without prejudice to any other rights or remedies of the Company or any Group Company arising from such action, that if in breach of this Agreement, the Employee institutes or continues any proceedings against the Company or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents relating to the Employment, the Employment Contract or its or their termination or his directorships or their termination (including making complaints to professional or trade

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or regulatory bodies but excluding (i) any such claim falling with the definition of a “qualifying disclosure” within section 43B Employment Rights Act 1996, or (ii) claims to the SEC or other U.S. governmental or regulatory authority), and if any award is made to the Employee in respect of such proceedings (the Award) that:

(a)If the net value of the Award (after any deductions required by law are made) (Net Award) is less than the total value of the severance payments and benefits set out in clause 3 (except for deductions which are refundable or otherwise result in payments being made by any tax authority to the Employee) (Net Severance Payment), then at the Company’s sole election the Employee shall repay to the Company a sum equal to the Net Award and such sum shall be recoverable as a debt or the amount will be set off against and reduce the Net Award to zero; and

(b)If the Net Award is more than the Net Severance Payment, at the Company’s sole election, the entire Net Severance Payment shall be immediately repayable by the Employee to the Company and shall be recoverable as a debt.

12.3In addition, the Employee recognises that in the circumstances described in clause 12.2 the Company will no longer be bound by its obligations under clauses 8  (Secrecy) and 11 (11.Reference) or to make further payments under clause 3.2.

13.Legal expenses

13.1The Company shall, on the production of a valid VAT invoice addressed to the Employee but marked payable by the Company, pay to the Employee’s solicitors up to a maximum sum of £1,500 plus VAT in respect of the Employee’s legal expenses to the extent these are incurred in connection with the termination of the Employment and/or relate exclusively to the negotiation and preparation of this Agreement.  These costs will be paid by the Company following receipt of a properly addressed invoice. The Employee warrants that such legal costs were incurred solely in relation to the termination of the Employment and the preparation of the Agreement.

14.Settlement of claims

14.1The Employee acknowledges that he has carefully considered the facts and circumstances relating to the Employment, the Employment Contract, their termination, his directorships and their termination and agrees that he will not institute any proceedings or complaints before an employment tribunal or court arising out of or in connection with the Employment

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or the Employment Contract, their termination, his directorships or their termination, in respect of any of the claims set out in Schedule 1 to this Agreement and will not assist or encourage any third party to bring any similar claims or proceedings.

14.2The Employee confirms that he is not aware of having any claim for personal injury against the Company or any Group Company at the date of this Agreement.

14.3Without prejudice to the Employee’s rights to enforce any part of this Agreement or to bring a claim in respect of any breach of this Agreement, the Employee agrees that in consideration of the Severance Payment, the terms of this Agreement are in full and final settlement of all claims, costs, expenses and causes of action of any kind and which are hereby waived, including but not limited to:

(a)the claims set out in Schedule 1; and

(b)any other claims whether at common law, under statute, equity under contract or otherwise and in any jurisdiction in the world,

which he may or may in the future have against the Company or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents arising out of or connected with his Employment or its termination or the Employment Contract or its termination or his directorships or their termination excepting any claims for personal injury of which the Employee was not aware and could not reasonably have been aware at the date of this Agreement or accrued pension rights whether such claims are or could be known to the parties and whether or not they are or could be in contemplation of the parties at the date of this Agreement in any jurisdiction. The Employee hereby agrees that, except for the sums and benefits referred to in this Agreement, no other sums or benefits are due to him from the Company or any Group Company.

14.4The Employee agrees not to make any subject access request pursuant to the Data Protection Act 1998 and/or submit any grievances to the Company in relation to the Employment, the Employment Contract or their termination or the directorships or their termination and not to submit an appeal with regard to the termination of the Employment.  The Employee agrees that any data subject access request, grievances or appeals he may have in relation to the Employment, the Employment Contract or their termination or the directorships or their termination and all claims that may arise from or in relation to such grievances and/or appeals shall be settled conclusively by the terms of this Agreement.

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15.Warranty

Employee warranties

15.1The Employee represents, warrants and undertakes that:

(a)before entering into this Agreement he has received advice from a “relevant independent adviser” (the Adviser) (for the purposes of the legislation specified in clause 16 below) as to the terms and effect of this Agreement (and in particular its effect on the Employee’s ability to pursue his rights before an employment tribunal) and that he will procure that the Adviser forthwith provides a certificate in the form of Schedule 5 to this Agreement and that in such Schedule the name and other relevant details of the Adviser are correctly set out.

(b)the Adviser has confirmed to the Employee that they are a solicitor holding a current practising certificate and that there is in place a policy of insurance or indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of any loss arising in consequence of their advice.

(c)before receiving the advice that he has disclosed to the Adviser all facts and issues which may give rise to a claim against the Company, or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents (whether past or present);

(d)the claims and prospective proceedings listed at clause 14 and Schedule 1 are all of the claims and prospective proceedings that the Employee has against the Company, any Group Company or their, officers, trustees, directors, shareholders, employees or agents arising out of or in connection with the Employment, the Employment Contract or his directorships or other offices (including the termination thereof) and that the Employee is not aware of any other claim, whether statutory or not, that he may have against the Company or any Group Company or any of its or their officers, trustees, directors, shareholders, employees or agents and is not aware of any facts or circumstances which may give rise to any such claim;

(e)as of the date of this Agreement the Employee has not commenced employment and has not received either orally or in writing or accepted or agreed to accept any offer of employment from a third party or has an immediate expectation of receiving such an offer.  The expression “employment” for the purpose of this clause includes a contract of service, a contract for services or a partnership.  In the event that the

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Employee is offered employment, consultancy or other business activities the Employee will show such person making the offer a copy of the restrictions in the Employment Contract in Schedule 2;

(f)as at the date of this Agreement, there are no circumstances of which the Employee is aware or of which the Employee ought reasonably to be aware which would amount to a repudiatory breach by the Employee of any express or implied term of the Employment which would entitle (or would have entitled) the Company to terminate the Employment without notice or payment in lieu of notice and any payment to the Employee pursuant to this Agreement is conditional upon this being so.  Furthermore, in the event that the Company after the date of this Agreement becomes aware that the Company has or had grounds to terminate the Employment without notice in accordance with the Employment Contract or summarily in response to a breach of contract by the Employee, then in addition to any other remedies which the Company may have, the Severance Payment will immediately become repayable by the Employee as a debt to the Company.  To the extent that at any time after the Employee has made a repayment in accordance with this clause he receives a refund for any tax and/or social security contributions paid in respect of the Severance Payment the Employee agrees to immediately pay an amount equal to such refunded tax and/or social security contributions to the Company;

(g)save in respect of the payments and benefits payable under this Agreement the Employee is not owed any sum by the Company or any Group Company;

(h)that he will provide such assistance as shall be required by the Company and any Group Company in the performance of such tasks necessary to ensure an orderly handover of duties to such person or persons as the Company may nominate;

(i)that he will on the request of the Company or any Group Company, assist it or them in any threatened or actual litigation concerning it or them where he has in his possession or knowledge any facts or other matters which the Company or any Group Company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements/affidavits, providing documents, meeting with the legal and other professional advisers and attending any legal hearing and giving evidence in person on behalf of the Company or any Group Company).  Such assistance will also be given in any internal investigation or any regulatory investigation, action or proceedings. The Company or the relevant Group Company shall reimburse the Employee for reasonable expenses properly incurred

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by him in giving such assistance as are agreed by the Company provided that all such sums are approved in advance by the Company in writing and subject to the Employee providing such receipts or other evidence as the Company may require in respect of those sums; and

(j)that he has not issued proceedings before the employment tribunals, High Court or County Court in respect of any claim in connection with the Employment, the Employment Contract or its termination or the directorships or their termination and the Employee undertakes that neither he nor anyone acting on his behalf will present such an application or claim.

15.2The waiver in clause 15.1(d) shall have effect irrespective of whether or not, at the date of this Agreement, the Employee is or could be aware of such claims or have claims in his express contemplation (including such claims of which the Employee becomes aware after the date of this Agreement in whole or in part as a result of new legislation or the development of common law or equity).

15.3The Employee acknowledges that the Company acted in reliance on these warranties in this clause 15 when entering into this Agreement.

16.Compliance with Legislation

16.1The conditions regulating settlement agreements and compromise agreements contained in:

(a)section 203(3) Employment Rights Act 1996;

(b)section 147(3) Equality Act 2010;

(c)section 77(4A) Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970);

(d)section 72(4A) Race Relations Act 1976;

(e)section 288(2B) Trade Union and Labour Relations (Consolidation) Act 1992;

(f)Schedule 3A Part 1 paragraph 2 Disability Discrimination Act 1995;

(g)regulation 35(3) of the Working Time Regulations 1998;

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(h)section 49(4) of the National Minimum Wage Act 1998;

(i)regulation 41(4) Transnational Information and Consultation of Employee Regulations 1999;

(j)regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(k)regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(l)Schedule 4, Paragraph 2(2) Employment Equality (Sexual Orientation) Regulations 2003;

(m)Schedule 4, Paragraph 2(2) Employment Equality (Religion or Belief) Regulations 2003;

(n)Regulation 40(4) Information and Consultation of Employees Regulations 2004;

(o)paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation  by Employers and Miscellaneous Amendment) Regulations 2006; and

(p)Schedule 5 paragraph 2(2) of the Employment Equality (Age) Regulations 2006,

are intended to be and have been satisfied.

17.Miscellaneous

17.1This Agreement may be executed in any number of counterparts, each of which when executed, shall be an original, and all counterparts together shall constitute one and the same instrument.  Delivery of an executed signature page of a counterpart by facsimile transmission or by electronic mail on Adobe TM Portable Document Format (PDF) shall take effect as delivery of an executed counterpart of the Agreement.

17.2The parties confirm that they consider the provisions of this Agreement to be valid, reasonable and enforceable. However, without prejudice to the above, the parties acknowledge and agree that various provisions and sub-provisions in this Agreement are severable and that if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, then such

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invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions or sub provisions of this Agreement or parts thereof.

17.3The failure to exercise or delay in exercising a right or remedy provided by the Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies.

17.4A waiver of a breach of any of the terms of this Agreement or of a default under this Agreement does not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement.

17.5A waiver of a breach of any of the terms of this Agreement or of a default under this agreement will not prevent a party from subsequently requiring compliance with the waived obligation.

17.6The rights and remedies provided by this Agreement are cumulative and (subject to as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law.

17.7This Agreement and any non-contractual obligations connected with it shall be governed by and interpreted in accordance with English Law.  The parties hereby submit to the jurisdiction of the English courts.

17.8Subject to any provision which specifically refers to a Group Company or any officer, trustee, director, shareholder, employee or agent of the Company or any Group Company and which is intended to confer benefits on any such Group Company, officer, trustee, director, shareholder, employee or agent no term of this Agreement is enforceable by a person who is not party to it.   The terms of this Agreement may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing by the parties or this Agreement may be rescinded (in each case) without the consent of any third party.

18.Whole agreement

18.1This Agreement (together with the provisions of the Employment Contract referred to in clause 9 of this Agreement) sets out the entire agreement between the parties and supersedes all prior discussions between them or their advisers and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given and whether orally or in writing.

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18.2If signed by all parties to the Agreement it shall then, notwithstanding being marked “without prejudice” or “without prejudice subject to contract” and subject to any written statement to the contrary, be treated as an open and binding agreement.

IN WITNESS whereof this Agreement has been executed the day and year first above written.

SIGNED by /s/ David Bendle

for and on behalf of the Company

dated

Witnessed by David Bendle….…….……………. (name)

/S/ David Bendle……….…………………………..(signature)

………………………………....……………………..(address)

SIGNED by /s/ Johan G. Slabbert

the Employee

dated 3/10/17

Witnessed by Martelle Slabbert…………………(name)

/s/ Martelle Slabbert….………………………….(signature)

………………………………………………………(address)

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Schedule 1
Claims

1any claim for wrongful dismissal or any other claim for breach of contract;

2any claim for unfair dismissal under Part X of the Employment Rights Act 1996;

3any claim for a redundancy payment pursuant to section 163 of the Employment Rights Act 1996 or otherwise;

4any claim arising out of a contravention or an alleged contravention of Part II of the Employment Rights Act 1996 (protection of wages including any claim for unlawful deduction from wages pursuant to section 13 Employment Rights Act 1996);

5any claim in relation to Guarantee Payments pursuant to section 34 Employment Rights Act 1996);

6any claim in relation to the right to employment particulars and an itemised pay statement pursuant to s11 Employment Rights Act 1996;

7any claim in relation to the right for written statement of reasons for dismissal pursuant to section 93 Employment Rights Act 1996;

8any claim in relation to Sunday working for shop and betting workers pursuant to Part IV Employment Rights Act 1996;

9any claim in relation to protection from suffering detriment in employment pursuant to Part V the Employment Rights Act 1996;

10any claim in relation to exercising the right to time off work pursuant to Part VI the Employment Rights Act 1996;

11any claim in relation to suspension from work pursuant to Part VII the Employment Rights Act 1996;

12any claim in relation to the right to take parental leave pursuant to Part VIII the Employment Rights Act 1996;

13any claim in relation to flexible working pursuant to Part VIIIA Employment Rights Act 1996;

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14any claim for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital status, gender re-assignment, civil partnership status or pregnancy or maternity under section 120 Equality Act 2010 and/or section 63 Sex Discrimination Act 1975;

15any claim pursuant to sections 120 and 127 Equality Act 2010 and section 2 the Equal Pay Act 1970 (equality of terms);

16any claim for direct or indirect discrimination, harassment or victimisation related to colour, race, nationality or ethnic or national origin under section 120 Equality Act 2010 and/or section 54 Race Relations Act 1976;

17any claim for direct or indirect discrimination, harassment or victimisation related to disability or discrimination arising from a disability or failure to make reasonable adjustments under section 120 Equality Act 2010 and and/or direct discrimination, disability related discrimination, harassment or victimisation related to disability or failure to make reasonable adjustments under section 17A or 25(8) Disability Discrimination Act 1995;

18any claim for direct or indirect discrimination, harassment or victimisation related to sexual orientation under section 120 Equality Act 2010 and/or regulation 28 the Employment Equality (Sexual Orientation) Regulations 2003;

19any claim for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 Equality Act 2010 and/or regulation 28 the Employment Equality (Religion or Belief) Regulations 2003;

20any claim for direct or indirect discrimination, harassment or victimisation related to age under section 120 Equality Act 2010 and/or regulation 36 the Employment Equality (Age) Regulations 2006;

21any claim pursuant to Regulation 8 Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (discrimination on the ground of part time status);

22any claim pursuant to regulation 7 the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (discrimination on the grounds of fixed term status);

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23any claim pursuant to regulation 15 of the Flexible Working (Procedural Requirements) Regulations 2002 and the Flexible Working (Eligibility, Complaints and Remedies) Regulations 2002 pursuant to section 80 Employment Rights Act 1996;

24any claim in relation to the right to request time off for study or training under section 63I the Employment Rights Act 1996;

25any claim for detriment under the Pensions Act 2008 relating to automatic pension scheme membership for jobholders;

26any claim relating to breach of an equality clause or rule under the Equality Act 2010;

27any claim relating to breach of a maternity equality clause or rule under the Equality Act 2010;

28any claim for refusal of employment or employment agency services or detriment for a reason related to a prohibited list under the Employment Relations Act 1999 (Blacklists) Regulations 2010;

29any claim in relation to the Agency Workers Regulations 2010;

30any claim pursuant to regulation 30 Working Time Regulations 1998 (working time or holiday pay);

31any claim under the National Minimum Wage Act 1998 (as specified in section 18 (1)(dd) Employment Tribunals Act 1996 including section 19D of the National Minimum Wage Act 1998;

32any claim pursuant to section 10 Employment Relations Act 1999 (right to be accompanied to a disciplinary or grievance hearing);

33any claim pursuant to regulation 27 and regulation 32 the Transnational Information and Consultation of Employees Regulations 1999;

34any claim arising out of a contravention or alleged contravention of the Trade Union and Labour Relations (Consolidation) Act 1992 as specified in section 18(1)(b) Employment Tribunals Act 1996 (excluding a claim for non-compliance of section 188);

35any claim pursuant to regulation 29 or 33 the Information and Consultation of Employees Regulations 2004

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36any claim in relation to failure to elect appropriate representatives or inform or consult or any entitlement to compensation under the Transfer of Undertaking (Protection of Employment) Regulations 2006;

37any claim under S47B Employment Rights Act 1996; and/or

38any claim in relation to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

39any claim under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;

40any claim for failure to comply with obligations under the Human Rights Act 1998;

41any claim for failure to comply with obligations under the Data Protection Act 1998;

42any claim under any provision of directly applicable European law;

43any claim in respect of harassment under section 3 Protection from Harassment Act 1997;

44any claims for physical or psychiatric illness relating to any acts of discrimination, harassment, victimisation or detriment or any stress-related claims and/or any claims relating to depression;

45in relation to any existing personal injury claims, of which the Employee is aware at the date of this Agreement; and

46in relation to the right not to be subjected to a detriment under regulation 3 Exclusivity Terms in Zero Hours Contracts (Redress) Regulations 2015.

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Schedule 2
Contract of Employment

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Schedule 3
Letter of Resignation

Private & Confidential

Company Secretary

Chaucer Underwriting Services Limited

Plantation Place

30 Fenchurch Street

London

EC3M 3AD

20 February 2017

Dear Sirs

Please accept this letter as formal notice of my resignation as a Director of the Company and each of the companies named in the schedule below of which I am a Director.  Each of the named companies will be sent a copy of this letter of resignation addressed to that company secretary and should be accepted as an immediate resignation.  My resignation as a Director of the Company is to be effective immediately.

You and the other company secretaries are asked to arrange for particulars of my resignation to be filed with the Registrar of Companies.

Yours faithfully

SIGNED./s/. Johan G. Slabbert...................................

Johan G. Slabbert

CH1997 Limited

Chaucer Capital Investments Limited

Chaucer Holdings Limited

Chaucer Insurance Group Plc

Chaucer Syndicates Limited

Lonham Limited

Lonham Group Limited

The Hanover Insurance International Holdings Limited

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Schedule 4
Reference

[NOTE:  Example of reference inserted below. Company should use its standard form]

Strictly Private and Confidential

[insert name and address]

[insert date]

Dear [insert name]

Re:  Johan G. Slabbert

Thank you for your recent letter requesting a reference in relation to the above named.

Johan G. Slabbert was Chief Executive Officer of Chaucer Underwriting Services Limited (the Company) from 1 November 2015 until 20 February 2017, and was Chief Financial Officer from 24 June 2013 to 1 November 2015.

The Company does not comment on an individual’s character, performance at work or suitability as a prospective employee.  This does not imply any comment, negative or positive about the employee or the course of the employee’s employment with the Company.

In accordance with Company policy this reference is given with no legal liability on the part of the Company, or any of its group companies.

Yours sincerely

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Schedule 5
Certificate by Adviser

I, S.J.P. Lewis of Lewis Townsend LLP confirm that I have given independent legal advice to Johan G. Slabbert as to the terms and effect of the above Agreement and between him and Chaucer Underwriting Services Limited (the Company) in particular its effect on my client’s ability to pursue his rights before an employment tribunal or other court.

I confirm that I am a Solicitor of the Senior Courts holding both at the date of the above Agreement and at the date the said advice was given a current practising certificate and that there is and was at the time I gave the advice referred to above in force a policy of insurance which covers the risk of a claim by Johan G. Slabbert in respect of any loss arising in consequence of that advice.

I confirm that I am not employed by the Company nor am I or Lewis Townsend LLP acting in this matter for the Company or any Group Company (as defined in the agreement).

Signed/s/ S.J.P. Lewis……………………………………………

S.J.P. Lewis

Solicitor

Lewis Townsend LLP

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